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                                                              EXHIBIT 12.1


                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                         Nine Months Ended                                 Year Ended
                                           September 30,                                   December 31,
                                      -------------------------   ------------------------------------------------------------------
                                         1997          1996          1996         1995          1994           1993          1992
                                      -----------   -----------   -----------   ----------   -----------   -----------   -----------
Net loss before income taxes           $ (14,057)       $ (908)     $ (6,806)    $ (3,271)     $ (6,613)     $ (6,707)     $ (3,981)
                                      ===========   ===========   ===========   ==========   ===========   ===========   ===========

Fixed charges:

   Interest                                   92             4             4          280           273            43            38

   Interest factor of rent expense           172           127           174          127           113            71            47

                                      -----------   -----------   -----------   ----------   -----------   -----------   -----------
Total fixed charges                          264           131           178          407           386           114            85
                                      -----------   -----------   -----------   ----------   -----------   -----------   -----------

Earnings before fixed charges          $ (13,793)       $ (777)     $ (6,628)    $ (2,864)     $ (6,227)     $ (6,593)     $ (3,896)
                                      ===========   ===========   ===========   ==========   ===========   ===========   ===========

Ratio of earnings to fixed charges          *             *             *            *             *             *             *
                                      ===========   ===========   ===========   ==========   ===========   ===========   ===========

* The ratio of earnings to fixed charges is computed by dividing fixed charges into income before income taxes plus fixed charges. Fixed charges include interest expense and that portion of net rental expense (one-third) deemed representative of the interest factor. The ratio of earnings to fixed charges is computed using pre-tax income. On this basis, earnings before fixed charges for the years ended December 31, 1992, 1993, 1994, 1995, and 1996 and for the nine months ended September 30, 1996 and 1997 were not adequate to cover fixed charges by $3,896, $6,593, $6,227, $2,864, $6,628, $777 and $13,793, respectively